Exhibit 3.2

Bylaws of

Symbotic Inc.

(a Delaware corporation)

Table of Contents

Article I—Corporate Offices		1

1.1	Registered Office	1
1.2	Other Offices	1

Article II—Meetings of Stockholders		1

2.1	Place of Meetings	1
2.2	Annual Meeting	1
2.3	Special Meetings	1
2.4	Notice of Stockholders’ Meetings	1
2.5	Quorum	2
2.6	Adjournments and Postponements	2
2.7	Conduct of Business	2
2.8	Voting	3
2.9	Record Date for Stockholder Meetings and Other Purposes	3
2.10	Proxies	4
2.11	List of Stockholders Entitled to Vote	4
2.12	Inspectors of Election	4
2.13	Notice of Stockholder Proposals and Nominations of Directors	5
2.14	Stockholder Nominations Included in the Corporation’s Proxy Materials (Proxy Access)	7
2.15	Delivery to the Corporation	14

Article III—Directors		15

3.1	Powers	15
3.2	Number of Directors	15
3.3	Election, Qualification and Term of Office of Directors	15
3.4	Resignation and Vacancies	15
3.5	Place of Meetings; Meetings by Telephone or Remote Communication	15
3.6	Regular Meetings	15
3.7	Special Meetings; Notice	16
3.8	Quorum; Vote Required for Action	16
3.9	Board Action Without a Meeting	16
3.10	Fees and Compensation of Directors	16

Article IV—Committees		17

4.1	Committees of Directors	17
4.2	Committee Minutes	17
4.3	Meetings and Actions of Committees	17
4.4	Subcommittees	18

Article V—Officers		18

5.1	Officers	18
5.2	Appointment of Officers	18
5.3	Subordinate Officers	18
5.4	Removal and Resignation of Officers	18
5.5	Vacancies in Offices	18
5.6	Representation of Shares of Other Corporations	18
5.7	Authority and Duties of Officers	18
5.8	Compensation	19

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Article VI—Stock		19

6.1	Stock Certificates and Uncertificated Shares	19
6.2	Special Designation of Certificates	20
6.3	Transfer of Stock	20
6.4	Stock Transfer Agreements	20
6.5	Registered Stockholders	20
6.6	Dividends	20
6.7	Lost, Stolen or Destroyed Stock Certificates	21

Article VII—Miscellaneous		21

7.1	Execution of Corporate Contracts and Instruments	21
7.2	Records	21
7.3	Fiscal Year	21
7.4	Seal	21

Article VIII—Notice		21

8.1	Delivery of Notice; Notice by Electronic Transmission	21
8.2	Waiver of Notice	22

Article IX—Indemnification		22

9.1	Indemnification of Directors and Officers	22
9.2	Indemnification of Others	23
9.3	Prepayment of Expenses	23
9.4	Determination; Claim	23
9.5	Non-Exclusivity of Rights	23
9.6	Insurance	24
9.7	Other Indemnification	24
9.8	Continuation of Indemnification	24
9.9	Amendment or Repeal; Interpretation	24

Article X—Amendments		25

Article XI—Construction and Definitions		25

11.1	Construction and Definitions in General	25
11.2	Defined Terms	25

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Bylaws of

Symbotic Inc.

Article I—Corporate Offices

1.1 Registered Office. The address of the registered office of Symbotic Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation (as may be amended, restated, amended and restated or otherwise modified from time to time in accordance with its terms and the General Corporation Law of the State of Delaware (the “DGCL”) or any other applicable law, the “Certificate of Incorporation”).

1.2 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II—Meetings of Stockholders

2.1 Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2 Annual Meeting. The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.13.

2.3 Special Meetings.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Stockholders’ Meetings. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Article VIII not less than 10 or more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting of stockholders. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5 Quorum. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of capital stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.6 Adjournments and Postponements.

(a) Any meeting of stockholders may be adjourned or recessed from time to time for any reason, whether or not a quorum is present, by the Board, the Chairperson of the Board, or the presiding person of a meeting of stockholders, to reconvene at the same or some other place, if any. When a meeting is adjourned or recessed to another time and/or place, if any, unless these bylaws otherwise require, notice need not be given of the adjourned or recessed meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or recessed meeting are announced at the meeting at which the adjournment or recess is taken. At any adjourned or recessed meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment or recess is for more than 30 days, a notice of the adjourned or recessed meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment or recess a new record date for determination of stockholders entitled to vote is fixed for the adjourned or recessed meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned or recessed meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned or recessed meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

(b) In addition, subject to applicable law, any meeting of stockholders may be postponed by the Board at any time before such meeting has been convened. Notice of the postponed meeting of stockholders shall be given to each stockholder of record entitled to vote at the meeting.

2.7 Conduct of Business. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and, if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.8 Voting.

(a) Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. If the Certificate of Incorporation provides for more or less than one vote for any share on any matter, every reference in these bylaws to a majority or other proportion of capital stock shall refer to such majority or other proportion of the votes of such stock.

(b) Directors shall be elected by a majority of the votes cast by holders of the shares present in person or represented by proxy at the meeting and, subject to the last sentence of this Section 2.8(b), entitled to vote on the election of directors; provided that if, as of the 10th day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast. In all other matters, unless a different or minimum vote is required by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation or any law or regulation applicable to the Corporation or its capital stock, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares cast of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise provided by law or by the Certificate of Incorporation or these bylaws. For purposes of these bylaws, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” (or other shares of capital stock of the Corporation similarly not entitled to vote) not counted as a vote cast either “for” or “against” that director’s election).

2.9 Record Date for Stockholder Meetings and Other Purposes.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment, recess or postponement thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment, recess or postponement of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned, recessed or postponed meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned, recessed or postponed meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.10 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.11 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.11 or to vote in person or by proxy at any meeting of stockholders.

2.12 Inspectors of Election.

(a) Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy. Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

(b) Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls.

2.13 Notice of Stockholder Proposals and Nominations of Directors.

(a) The matters to be considered and brought before any meeting of stockholders shall be limited to only such matters as shall be brought properly in a timely manner before such meeting in compliance with the procedures set forth in Section 2.3 and this Section 2.13, as applicable. This Section 2.13 sets forth the exclusive means for a stockholder to nominate persons for election to the Board at an annual meeting of stockholders (other than nominations properly brought pursuant to Section 2.14) or to propose business to be considered at a meeting of stockholders (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended (the “Exchange Act”)).

(b) For any business or nomination of persons for election to the Board to be properly brought before any meeting of stockholders, subject to the following sentence, the matter or nomination, as applicable, must be (A) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board, or (B) otherwise properly brought before the meeting by or at the direction of the Board. For (1) any business to be properly brought before any meeting of stockholders or (2) any nomination of persons for election to the Board to be properly brought before any annual meeting of stockholders (other than pursuant to Section 2.14), in each case, by or at the direction of a Proposing Stockholder, (x) any such proposal and nomination, as applicable, must constitute a proper matter for stockholder action, (y) such Proposing Stockholder must deliver notice thereof in proper written form to the Secretary, and (z) such Proposing Stockholder must be (I) a stockholder of record on the date of the giving of the notice provided for in this Section 2.13, on the record date for the determination of the stockholders entitled to vote at such annual meeting of stockholders and at the time of such annual meeting of stockholders, and (II) entitled to vote at the annual meeting of stockholders. Notwithstanding anything to the contrary contained herein, stockholders may not nominate persons for election to the Board at any special meeting of stockholders.

(c) For business and nominations of persons for election to the Board to be brought before an annual meeting by a stockholder in a timely manner, a stockholder’s notice must be received in accordance with an Acceptable Delivery Method not earlier than the 120th day, and not later than the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days earlier or delayed (other than as a result of adjournment or recess) by more than 60 days later than such anniversary date, or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, such stockholders’ notice must be received not earlier than the 120th day prior to such annual meeting and not later than the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing, all Stockholder Information and Proposal Information (in the event of a stockholder proposal proposed to be brought before a meeting of stockholders) and/or Nominee Information (in the event of a nomination of a person for election to the Board at an annual meeting of stockholders) and such other information regarding each matter of business to be proposed, each proposed nominee, each Proposing Stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for such business or nomination, or is otherwise required pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder.

(e) Except as otherwise required by law, the Certificate of Incorporation or these bylaws, the Board, the Chairperson of the Board, or other person presiding at a stockholder meeting shall have the power and duty (A) to determine in good faith whether any business or nomination proposed to be brought before the meeting was properly brought before the meeting in a timely manner in accordance with the procedures set forth in this Section 2.13, and (B) if any proposed business or nomination was not brought in compliance with this Section 2.13, to declare that such proposal or nomination, as applicable, is defective and shall be disregarded. In no event shall any adjournment, recess or postponement of a stockholder meeting (whether or not already publicly noticed) or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice pursuant to this Section 2.13.

(f) In the event that any information or communications provided by any Proposing Stockholder or any proposed nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, such Proposing Stockholder and such proposed nominee, as the case may be, shall promptly notify the Secretary (and in any event within 48 hours of discovering such misstatement, omission or failure) of any such failure or inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.

(g) Each Proposing Stockholder providing notice under this Section 2.13 shall update such notice, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct (A) as of the record date for the meeting and (B) as of the date of the meeting (or any adjournment, recess or postponement thereof), and such update shall be received by the Secretary in accordance with an Acceptable Delivery Method not later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and not later than the date for such meeting (in the case of an update required to be made as of the date of such meeting or any adjournment, recess or postponement thereof).

(h) The obligation of a Proposing Stockholder to provide notice pursuant to Section 2.13(f) or an update pursuant to Section 2.13(g) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by such Proposing Stockholder, extend any applicable deadlines under this Section 2.13 or enable or be deemed to permit such Proposing Stockholder who has previously submitted notice under this Section 2.13 to amend or update any nomination or proposal (other than solely to cure such deficiency), as applicable, or to submit any new nomination or proposal, including by changing or adding nominees or proposals, as applicable.

(i) Upon written request by the Secretary, the Board or any committee thereof, any Proposing Stockholder or proposed nominee shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Secretary, the Board or any committee thereof, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.13, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such Proposing Stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by such Proposing Stockholder pursuant to this Section 2.13 as of an earlier date. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.13.

(j) In addition to the provisions of this Section 2.13, a stockholder shall also comply with all applicable requirements of state law and all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth in this Section 2.13; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to stockholder proposals or nominations to be considered pursuant to this Section 2.13.

(k) Nothing in this Section 2.13 shall be deemed to affect any rights of stockholders to request the inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act; it being understood that a stockholder bringing a matter pursuant to Rule 14a-8 must comply with Rule 14a-8 and this Section 2.13 to the extent consistent with Rule 14a-8. This Section 2.13 shall not apply to the election of directors pursuant to the Certificate of Incorporation relating to the rights of the holders of any class or series of stock of the Corporation having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances.

(l) Notwithstanding anything in these bylaws to the contrary, except as otherwise determined by the presiding person of the meeting, if the stockholder (or a qualified representative of the stockholder) giving notice as provided for in this Section 2.13 does not appear in person at such meeting to present the proposed business or the proposed nominee, such matter or proposed nominee, as applicable, shall not be considered at the meeting.

2.14 Stockholder Nominations Included in the Corporation’s Proxy Materials (Proxy Access).

(a) Subject to the provisions of this Section 2.14, the Corporation shall include in its proxy statement (including its form of proxy) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board submitted pursuant to this Section 2.14 (each, a “Stockholder Nominee”) provided (i) a timely written notice of such Stockholder Nominee satisfying this Section 2.14 (the “Notice”) is received by the Corporation by or on behalf of a Proposing Stockholder that, at the time the Notice is delivered, satisfies the ownership and other requirements of this Section 2.14, (ii) the Proposing Stockholder expressly elects in writing at the time of providing the Notice to have its nominee included in the Corporation’s proxy statement pursuant to this Section 2.14 and (iii) the Proposing Stockholder and the Stockholder Nominee otherwise satisfy the requirements of this Section 2.14 and the director qualifications requirements set forth in the Corporation’s corporate governance guidelines and any other document(s) setting forth qualifications for directors. This Section 2.14 provides the exclusive means for a stockholder’s nominee for election to the Board to be included in the Corporation’s proxy materials.

(b) To be timely, a Proposing Stockholder’s Notice must be received by the Secretary in accordance with an Acceptable Delivery Method not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days earlier or delayed (other than as a result of adjournment or recess) by more than 60 days later than such anniversary date, or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the Notice must be so received not earlier than the 150th day prior to the date of such annual meeting and not later than the later of (i) the 120th day prior to the date of such annual meeting and (ii) the 10th day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation.

(c) In addition to including the name of the Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation also shall include (i) the information concerning the Stockholder Nominee and the Proposing Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (ii) if the Proposing Stockholder so elects, a Statement (defined below). Nothing in this Section 2.14 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Stockholder Nominee.

(d) The number of Stockholder Nominees shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which notice of a nomination may be received pursuant to this Section 2.14 (the “Final Proxy Access Nomination Date”) or, if such number is not a whole number, the closest whole number below 20% (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by (A) the number of director candidates who will be included in the Corporation’s proxy materials with respect to the annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares of capital stock of the Corporation, by such stockholder or group of stockholders, from the Corporation), (B) the number of directors in office as of the nomination deadline who were included in the Corporation’s proxy statement as a Stockholder Nominee for any of the two preceding annual meetings and whose reelection at the upcoming annual meeting is being recommended by the Board, (C) the number of Stockholder Nominees whom the Board itself decides to nominate for election at such annual meeting (each, a “Board Nominee”), (D) the number of Stockholder Nominees who cease to satisfy the eligibility requirements of this Section 2.14, (E) the number of Stockholder Nominees whose nomination is withdrawn by the Proposing Stockholder or who become unwilling to serve on the Board and (F) the number of director candidates for which the Corporation shall have received one or more notices that a stockholder intends to nominate director candidates at the annual meeting of stockholders pursuant to Section 2.13. In the event that one or more vacancies for any reason occurs on the Board at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board resolves to reduce the size of the Board in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced.

(e) If any Proposing Stockholder intends to nominate more than one Stockholder Nominee pursuant to this Section 2.14, such Proposing Stockholder shall rank such Stockholder Nominees based on the order in which such Proposing Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Stockholder Nominees submitted by the Proposing Stockholders pursuant to this Section 2.14 exceeds the Permitted Number. If the number of Stockholder Nominees pursuant to this Section 2.14 for any annual meeting of stockholders exceeds the Permitted Number, then the highest ranking Stockholder Nominee for each Proposing Stockholder that satisfies the requirements of this Section 2.14 will be selected for inclusion in the proxy statement until the Permitted Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each such Proposing Stockholder’s Notice. If the Permitted Number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.14 from each Proposing Stockholder has been selected, then the next highest ranking Stockholder Nominee who meets the requirements of this Section 2.14 from each Proposing Stockholder will be selected for inclusion in the Corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(f) A Proposing Stockholder must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the Corporation’s outstanding shares of capital stock entitled to vote in the election of directors (the “Required Shares”) as of (i) the date the Notice is received by the Corporation in accordance with this Section 2.14, (ii) the record date for determining stockholders entitled to vote at the annual meeting and (iii) the date of the annual meeting (each such three-year period, a “Holding Period”). For purposes of satisfying the ownership requirement under this Section 2.14, the shares of capital stock of the Corporation owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any stockholder is acting, may be aggregated, provided that (i) the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20, (ii) each stockholder or other person whose shares are aggregated shall have held such shares continuously for the Holding Periods and (iii) a group of two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer (or by a group of related employers that are under common control) or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or person for this purpose; provided, further, that if a Proposing Stockholder consists of or is proposed to consist of a permitted group of stockholders, then (1) only the least number of shares owned by a given stockholder at any time during the Holding Periods may be counted toward the Required Shares, and (2) the condition in this Section 2.14(f) regarding continued ownership shall be considered satisfied only if each stockholder that is a member of such group of stockholders continues to own through the date of the annual meeting no less than the least number of shares owned by such stockholder at any time during the Holding Periods. Whenever a Proposing Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for a Proposing Stockholder set forth in this Section 2.14 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.14. With respect to any one particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting a Proposing Stockholder under this Section 2.14, and if any Proposing Stockholder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Notice. Should any stockholder cease to satisfy the eligibility requirements in this Section 2.14, as determined by the Board in good faith, or withdraw from a group of Proposing Stockholders at any time prior to the annual meeting of stockholders, the group of Proposing Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(g) For purposes of these bylaws, a stockholder shall be deemed to “own” only those outstanding shares of capital stock of the Corporation as to which the person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) purchased or sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, (C) sold short by such stockholder or any of its affiliates or (D) subject to any Derivative Instrument entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. A person shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of capital stock of the Corporation are “owned” for these purposes shall be determined by the Board in good faith.

(h) A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice and provides a representation that it will promptly recall, and promptly recalls, such loaned shares upon being notified that any of its Stockholder Nominees will be included in the Corporation’s proxy statement, or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person.

(i) A Proposing Stockholder must provide with its Notice the following in writing to the Secretary:

(i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite Holding Period) verifying that, as of the date the Notice is received by the Corporation, the Proposing Stockholder owns, and has owned continuously for the three-year period prior to the date of such Notice, the Required Shares, and the Proposing Stockholder’s agreement to provide within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Proposing Stockholder’s continuous ownership of the Required Shares during the Holding Periods;

(ii) documentation satisfactory to the Corporation demonstrating that a group of funds qualifies to be treated as one stockholder or person for purposes of this Section 2.14, if applicable;

(iii) a representation and/or undertaking, as applicable, that the Proposing Stockholder (including each member of any group of stockholders and/or persons that together is a Proposing Stockholder hereunder):

A. shall continue to satisfy the eligibility requirements described in this Section 2.14 through the date of the annual meeting and own the Required Shares for at least one year following the annual meeting;

B. acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

C. has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.14;

D. has not and will not engage in a “solicitation” and will not be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) with respect to the annual meeting, other than with respect to a Stockholder Nominee or any Board Nominee;

E. has not and will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation;

F. has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects, as applicable and do not and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and

G. has complied and will comply with all laws, rules and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting;

(iv) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(v) in the case of a nomination by a group of stockholders that together is a Proposing Stockholder, the designation by all group members of one group member that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all members of the Proposing Stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination;

(vi) all Stockholder Information and Nominee Information, as applicable;

(vii) an undertaking that the Proposing Stockholder agrees to:

A. assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Proposing Stockholder or any of her, his or its Stockholder Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the notice given pursuant to this Section 2.14;

B. indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or in connection with (1) the Proposing Stockholder’s nomination and/or efforts to elect its Stockholder Nominee(s) pursuant to this Section 2.14 or (2) a failure or alleged failure of the Proposing Stockholder or any of its Stockholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 2.14; and

C. file with the Securities and Exchange Commission any solicitation or other communication with the Corporation’s stockholders relating to the annual meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(j) The Proposing Stockholder may include with its Notice a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words per Stockholder Nominee, in support of each Stockholder Nominee’s candidacy (the “Statement”).

(k) At the reasonable request of the Nominating and Corporate Governance Committee, such Stockholder Nominee shall meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Stockholder Nominee to the Board, including the information provided by such Stockholder Nominee to the Corporation in connection with his or her or their nomination and such Stockholder Nominee’s eligibility to serve as a member of the Board.

(l) Notwithstanding anything to the contrary contained in this Section 2.14, the Corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Proposing Stockholder’s Statement) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Proposing Stockholder may not, after the last day on which a Notice would be timely, cure in any way any defect preventing the nomination of such Stockholder Nominee, if:

(i) the Corporation receives a notice pursuant to Section 2.13 that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(ii) the Proposing Stockholder or such Stockholder Nominee ceases to satisfy the eligibility requirements in this Section 2.14, the Proposing Stockholder withdraws its nomination, such Stockholder Nominee becomes unwilling or unavailable to serve on the Board;

(iii) the Board determines that such Stockholder Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with these bylaws or the Certificate of Incorporation or applicable state or federal law or the rules of any stock exchange on which any Corporation Securities are traded;

(iv) Such Stockholder Nominee would not be independent under the Independence Standards;

(v) such Stockholder Nominee was nominated for election to the Board pursuant to Section 2.13 or this Section 2.14 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of capital stock of the Corporation entitled to vote for such Stockholder Nominee;

(vi) such Stockholder Nominee has been, within the past three years, an officer or director of a Competitor;

(vii) such Stockholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act;

(viii) such Stockholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or

(ix) the Board determines that any of the information provided by the Proposing Stockholder or Stockholder Nominee in the Notice or otherwise ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made therein not misleading) or any violation or breach occurs of the obligations, agreements, representations or warranties of the Proposing Stockholder or such Stockholder Nominee under this Section 2.14.

(m) If any nomination is disregarded pursuant to this Section 2.14, the Corporation may communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Stockholder Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the meeting.

(n) Notwithstanding anything to the contrary contained in this Section 2.14, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Statement or any other statement in support of a Stockholder Nominee included in the Notice, if the Board determines that:

(i) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(ii) the inclusion of such information in the proxy statement would otherwise violate the proxy rules of the Securities and Exchange Commission or any other applicable law, rule or regulation.

(o) For the avoidance of doubt, the information and documents required by this Section 2.14 to be provided by the Proposing Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Proposing Stockholder or group member that is an entity. The Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.14 (other than such information and documents contemplated to be provided after the date the Notice is provided) have been received by the Secretary.

(p) Except as otherwise required by law, the Certificate of Incorporation or these bylaws, the Board, the Chairperson of the Board or other person presiding at a stockholder meeting shall have the power and duty (A) to determine in good faith whether any nomination proposed to be included in the Corporation’s proxy materials was properly brought before the meeting in a timely manner in accordance with the procedures set forth in this Section 2.14, and (B) if any proposed nomination was not brought in compliance with this Section 2.14, to declare that such nomination is defective and shall be disregarded. In no event shall any adjournment, recess or postponement of a stockholder meeting (whether or not already publicly noticed) or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice pursuant to this Section 2.14.

(q) In the event that any information or communications provided by the Proposing Stockholder or Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, such Proposing Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary (and in any event within 48 hours of discovering such misstatement, omission or failure) of any such failure or inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.

(r) A Proposing Stockholder providing notice under this Section 2.14 shall update such notice, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct (A) as of the record date for the meeting and (B) as of the date of the meeting (or any adjournment, recess or postponement thereof), and such update shall be received by the Secretary in accordance with an Acceptable Delivery Method not later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and not later than the date for such meeting (in the case of an update required to be made as of the date of such meeting or any adjournment, recess or postponement thereof).

(s) The obligation of a Proposing Stockholder to provide notice pursuant to Section 2.14(q) or an update pursuant to Section 2.14(r) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a Proposing Stockholder, extend any applicable deadlines under this Section 2.14 or enable or be deemed to permit a Proposing Stockholder who has previously submitted notice under this Section 2.14 to amend or update any nomination (other than solely to cure such deficiency) or to submit any new nomination, including by changing or adding nominees.

(t) Upon written request by the Secretary, the Board or any committee thereof, any Proposing Stockholder or Stockholder Nominee shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Secretary, the Board, or any committee thereof, to demonstrate the accuracy of any information submitted by the Proposing Stockholder pursuant to this Section 2.14, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the Proposing Stockholder pursuant to this Section 2.14 as of an earlier date. If a Proposing Stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.14.

(u) In addition to the provisions of this Section 2.14, a stockholder shall also comply with all applicable requirements of state law and all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth in this Section 2.14; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to stockholder proposals or nominations to be considered pursuant to this Section 2.14.

(v) Notwithstanding anything in these bylaws to the contrary, except as otherwise determined by the presiding person of the meeting, if the stockholder (or a qualified representative of the stockholder) giving notice as provided for in this Section 2.14 does not appear in person at such meeting to present the Stockholder Nominee, such Stockholder Nominee shall not be considered at the meeting.

2.15 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be delivered in accordance with an Acceptable Delivery Method For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III—Directors

3.1 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors. Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

(b) Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone or Remote Communication.

(a) The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

(b) Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

(a) Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

(b) Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

(c) If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by electronic mail or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum; Vote Required for Action. At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV—Committees

4.1 Committees of Directors. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided, however, no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, (ii) adopt, amend or repeal any bylaw of the Corporation or (iii) remove or indemnify directors.

4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

(a) Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (Place of Meetings; Meetings by Telephone or Remote Communications);

(ii) Section 3.6 (Regular Meetings);

(iii) Section 3.7 (Special Meetings; Notice);

(iv) Section 3.9 (Board Action Without a Meeting); and

(v) Section 8.2 (Waiver of Notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members.

(b) Notwithstanding the foregoing Section 4.3(a):

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V—Officers

5.1 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Strategy Officer, a General Counsel, a Treasurer, a Secretary, Assistant Treasurers and a Vice President, Finance. The Corporation may also have other vice presidents, one or more assistant secretaries or such other officers of the Corporation as the Board may deem desirable and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person unless the Certificate of Incorporation or these bylaws provide otherwise. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3 Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

(a) Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

(b) Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations. The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she or they is also a director of the Corporation.

Article VI—Stock

6.1 Stock Certificates and Uncertificated Shares.

(a) Unless otherwise required by applicable law, the share of the Corporation shall not be represented by certificates, and the Corporation shall adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates; provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be certificated shares. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, vice president, the Treasurer, any assistant treasurer, the Secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. The signatures of the officers upon a certificate may be by electronic signature as permitted under the DGCL. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she or they were such officer, transfer agent or registrar at the date of issue. The Corporation may not issue stock certificates in bearer form. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

(b) The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of any stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

6.3 Transfer of Stock. Shares of the stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (if any) or by delivery of duly executed instructions with respect to uncertificated shares, with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

6.4 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.5 Registered Stockholders.

(a) The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

6.6 Dividends.

(a) The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

(b) The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation and meeting contingencies.

6.7 Lost, Stolen or Destroyed Stock Certificates. Except as provided in this Section 6.7, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Article VII—Miscellaneous

7.1 Execution of Corporate Contracts and Instruments. The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Records. A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

7.3 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.4 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Article VIII—Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

(a) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding this Section 8.1(b), the Corporation may give a notice by electronic mail in accordance with Section 8.1(a) without obtaining the consent required by this Section 8.1(b).

(c) Any notice given pursuant to Section 8.1(b) shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

(d) Notwithstanding anything to the contrary in this Article VIII, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

(e) An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article IX—Indemnification

9.1 Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, each person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative

(a “Proceeding”) by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, fund, other enterprise or non-profit entity (hereinafter, an “indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (ERISA) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that, except as otherwise provided in Section 9.4, the Corporation shall indemnify in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, fund, other enterprise or non-profit entity, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses. In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending or otherwise participating in any Proceeding in advance of its final disposition; provided that except as otherwise provided in Section 9.4, the Corporation shall advance expenses in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board; provided, further, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the person, to repay all amounts so advanced if it shall ultimately be determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 20 days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, fund, other enterprise or non-profit entity against any liability asserted against him or her or them and expenses incurred by him or her or them in any such capacity, or arising out of his or her or their status as such, whether or not the Corporation would have the power to indemnify him or her or them against such liability or expenses under the provisions of the DGCL or other applicable law.

9.7 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, fund, other enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation or such partnership, joint venture, trust, employee benefit plan, fund, other enterprise or non-profit entity.

9.8 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 Amendment or Repeal; Interpretation.

(a) The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan, fund or other enterprise or non-profit entity shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan, fund or other enterprise or non-profit entity. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan, fund or other enterprise or non-profit entity has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan, fund or other enterprise or non-profit entity shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan, fund or other enterprise or non-profit entity for purposes of this Article IX.

Article X—Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI—Construction and Definitions

11.1 Construction and Definitions in General. Unless otherwise specified or the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

11.2 Defined Terms. As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

“Acceptable Delivery Method” shall mean delivery in writing to the Secretary (i) by electronic mail (but only if confirmation of receipt of such electronic mail is received; provided that any communication or confirmation automatically generated by electronic means (such as out-of-office replies) shall not constitute such confirmation of receipt) or (ii) by registered mail addressed to the Secretary at the principal executive offices of the Corporation, return receipt requested.

The term “close of business” means 5:00 p.m. on any day except Saturdays, Sundays or legal holidays in Delaware.

“Competitor” means any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or any affiliate thereof.

“Corporation Securities” means any capital stock or other securities of the Corporation or any affiliate thereof.

“Derivative Instrument” means any derivative instruments, profit interests, options, warrants, convertible securities, stock appreciation or other rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Corporation Securities or the voting rights thereof or with a value derived in whole or in part from the value of any Corporation Securities or any other contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any Corporation Securities, in each case, whether or not such instrument, contract or right shall be subject to settlement in the underlying Corporation Security.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Nominee Information” means as to each person whom the Proposing Stockholder proposes to nominate for election or reelection as director pursuant to Section 2.13 or Section 2.14 at the annual meeting, as applicable:

(a) the name, age, business address and residence address of such proposed nominee;

(b) the principal occupation or employment of such proposed nominee;

(c) the class and series and number of Corporation Securities which are, directly or indirectly, beneficially owned or of record by such proposed nominee, and the dates such Corporation Securities were acquired and the investment intent of such acquisition and evidence of such beneficial or record ownership, and any Derivative Instruments or Short Interests owned, held or entered into by such proposed nominee;

(d) a written questionnaire with respect to the background and qualification of such proposed nominee, and such other matters as reasonably determined by the Board or any committee thereof, completed by the proposed nominee in the form required by the Corporation (which form the Proposing Stockholder shall request in writing from the Secretary and which the Secretary shall provide to the Proposing Stockholder within ten days of receiving such request);

(e) such proposed nominee’s executed written consent to being named in the proxy statement as a nominee;

(f) such proposed nominee’s written representation and agreement in the form required by the Corporation (which form the Proposing Stockholder shall request in writing from the Secretary and which the Secretary shall provide to such Proposing Stockholder within ten days of receiving such request) that:

(i) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Board or any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law;

(ii) such proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Board;

(iii) such proposed nominee would, if elected as a director, comply with applicable state or federal law or the rules of any stock exchange on which any Corporation Securities are traded, all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors and applicable fiduciary duties under state law and, if elected as a director, such person would be in compliance with any such policies and guidelines that have been publicly disclosed;

(iv) such proposed nominee intends to serve a full term if elected as a director of the Corporation;

(v) such proposed nominee will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct and that do not and will not omit to state a fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(vi) such proposed nominee does not have any direct or indirect relationship with the Corporation that would cause such person to be considered not independent pursuant to the Corporation’s corporate governance guidelines as most recently published on its website and otherwise qualifies as independent under the rules and listing standards of the primary stock exchange upon which the shares of common stock of the Corporation is listed or traded, any applicable rules of the Securities and Exchange Commission or any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on the audit committee, compensation committee and any other committees of the Board (the “Independence Standards”);

(vii) such proposed nominee is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(viii) such proposed nominee is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

(ix) such proposed nominee is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”) or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such person;

(g) any information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation under the Independence Standards or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee;

(h) a description of all direct and indirect compensation and other monetary agreements, arrangements and understandings during the past three years, and any other relationships, between or among such proposed nominee, on the one hand, and the Proposing Stockholder and any Stockholder Associated Person, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant; and

(i) details of any position where such proposed nominee has served as an officer or director of any Competitor within the three years preceding the submission of the stockholder notice.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Proposal Information” means as to any business (other than nomination of persons for election to the Board) the Proposing Stockholder proposes to bring before a meeting of stockholders pursuant to Section 2.13:

(a) a brief description of the business desired to be brought before the meeting of stockholders;

(b) the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend any incorporation document, including, but not limited to, the Certificate of Incorporation or these By-laws, the language of the proposed amendment);

(c) the reasons for conducting such business at the meeting of stockholders (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the Securities and Exchange Commission); and

(d) a complete and accurate description of any material interest in such business of the Proposing Stockholder and any Stockholder Associated Persons, individually or in the aggregate, including any anticipated benefit to the Proposing Stockholder and any Stockholder Associated Persons therefrom.

“Proposing Stockholder” means any stockholder proposing matters to be brought before a meeting of stockholders or to nominate a person to the Board pursuant to Section 2.13 and Section 2.14.

The term “public disclosure” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, Section 14 or Section 15(d) of the Exchange Act.

“Short Interest” shall mean any agreement, arrangement, understanding or relationship (including any repurchase or so called “stock borrowing” agreement or arrangement) the effect or intent of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any Corporation Securities or manage risk with respect to any Corporation Securities, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Corporation Securities.

“Stockholder Associated Person” shall mean (a) any person who is a member of a “group” (as such term is used in Rule 13d-5 of the Exchange Act) with or otherwise acting in concert with the Proposing Stockholder, (b) any beneficial owner of shares of capital stock of the Corporation beneficially owned or of record by the Proposing Stockholder (other than a stockholder that is a depositary), (c) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Proposing Stockholder or such Stockholder Associated Person and beneficially owns, directly or indirectly, shares of capital stock of the Corporation and (d) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with the Proposing Stockholder or such Stockholder Associated Person in respect of any proposals or nominations, as applicable.

“Stockholder Information” means as to any Proposing Stockholder and any Stockholder Associated Person:

(a) whether such Proposing Stockholder is providing the notice at the request of a beneficial holder of any Corporation Securities;

(b) the name and record address of such Proposing Stockholder and Stockholder Associated Person (including, if applicable, as they appear on the Corporation’s books and records);

(c) the class and series and number of shares of each class and series of Corporation Securities which are, directly or indirectly, beneficially owned or of record by such Proposing Stockholder or any Stockholder Associated Person, and the dates such shares were acquired and the investment intent of such acquisition and evidence of such beneficial or record ownership;

(d) the nominee holder for, and number of, any Corporation Securities beneficially owned but not of record by such Proposing Stockholder or Stockholder Associated Person;

(e) a complete and accurate description of any agreement, arrangement or understanding pursuant to which such Proposing Stockholder or Stockholder Associated Person has received any financial assistance, funding or other consideration from any other person with respect to the investment by such Proposing Stockholder or Stockholder Associated Person;

(f) a complete and accurate description of all Derivative Instruments or Short Interests owned, held or entered into by such Proposing Stockholder or Stockholder Associated Person;

(g) any rights to dividends on any Corporation Securities beneficially owned or of record by such Proposing Stockholder or Stockholder Associated Person, if any;

(h) any significant equity interests or any Derivative Instruments or Short Interests in any Competitor held or entered into by such Proposing Stockholder or Stockholder Associated Person;

(i) any interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Proposing Stockholder or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Corporation Securities where such Proposing Stockholder or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(j) any proportionate interest in any Corporation Securities, Derivative Instruments or Short Interests held, directly or indirectly, by a general or limited partnership or similar entity in which such Proposing Stockholder or Stockholder Associated Person (i) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, or (ii) is the manager, managing member or, directly or indirectly beneficially, owns an interest in the manager or managing member of a limited liability company or similar entity;

(k) a complete and accurate description of all agreements, arrangements and understandings between or among (i) the Proposing Stockholder and any of the Stockholder Associated Persons or (ii) the Proposing Stockholder or any of the Stockholder Associated Persons and any other person or entity (naming each such person or entity) in connection with or related to the proposal of business or nomination of a director for election, including without limitation: (A) any proxy, contract, arrangement, understanding or relationship pursuant to which such Proposing Stockholder or Stockholder Associated Persons has the right to vote any Corporation Securities; (B) any understanding that the Proposing Stockholder or any of the Stockholder Associated Persons may have reached with any other stockholder (including their names) with respect to how each such stockholder will vote any Corporation Securities at any stockholder meeting or by written consent or take other action in support of or related to any business proposed or nomination or election of directors, or other action to be taken, by the Proposing Stockholder or any of the Stockholder Associated Persons; and (C) any other agreements that would be required to be disclosed by the Proposing Stockholder or any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act and the rules and regulations promulgated thereunder (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder giving the notice or any Stockholder Associated Person or other person or entity);

(l) a complete and accurate description of any performance-related fees (other than an asset-based fee) to which such Proposing Stockholder or any Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of any Corporation Securities, Derivative Instruments or Short Interest;

(m) the investment strategy or objective, if any, of such Proposing Stockholder and each Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such Proposing Stockholder and each such Stockholder Associated Person;

(n) a summary of any material discussion regarding the business or director nomination to be brought before the meeting between such Proposing Stockholder and any Stockholder Associated Persons, on the one hand, and any other beneficial or record owners of Corporation Securities (including their names), on the other hand, and to the extent known by the Proposing Stockholder, the name and address of any other stockholder supporting the proposal of other business;

(o) a complete and accurate description of any pending or to such Proposing Stockholder’s knowledge, threatened legal proceeding in which such Proposing Stockholder or any Stockholder Associated Person is a party or participant involving the Corporation or any officer, affiliate or associate of the Corporation;

(p) a representation from the Proposing Stockholder as to whether the Proposing Stockholder or any Stockholder Associated Person intends or is part of a group which intends (i) to deliver a proxy statement to and/or form of proxy with holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or nominate or elect a director and/or (ii) otherwise to solicit proxies in support of such proposal or nomination or election of a director;

(q) a complete and accurate description of any agreement, arrangement or understanding that has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or such Stockholder Associated Person with respect to any Corporation Securities, without regard to whether such transaction is required to be reported on a Schedule 13D in accordance with the Exchange Act; and

(r) a representation that such Proposing Stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting, that such Proposing Stockholder intends to vote such capital stock at such meeting, and that such Proposing Stockholder intends to appear in person or by proxy at such meeting to bring such business or nominate a person for election as a director, as applicable, before such meeting, and an acknowledgment that if such Proposing Stockholder does not appear to present such proposal or nominate such person at such meeting, the Corporation need not present such proposal or such person for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.